Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

FIREFLY NEUROSCIENCE, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	556,343	$1.70	$945,783.10	0.0001381	$130.61

Total Offering Amounts:						$945,783.10		130.61
Total Fee Offsets:								0.00
Net Fee Due:								$130.61

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“common stock”), as may be issued or issuable because of stock splits, stock dividends and similar transactions.

Represents 556,343 additional shares of common stock available for issuance under the Firefly Neuroscience, Inc. 2024 Long-Term Incentive Plan, as amended.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based upon the average of the high and low sale prices of the common stock on May 15, 2026, as reported on the Nasdaq Capital Market.